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                                                                  EXHIBIT 7. (c)

[SUTHERLAND ASBILL & BRENNAN LLP]


                   CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP


We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Pre-Effective Amendment No. 2 to the Registration Statement on Form S-6 for certain modified single premium life insurance contracts issued through Merrill Lynch Variable Life Separate Account of The Merrill Lynch Life Insurance Company (File No. 333-47844). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


SUTHERLAND ASBILL & BRENNAN LLP


By:  /s/Kimberly J. Smith
     ---------------------------
        Kimberly J. Smith


Washington, D.C.
February 8, 2001